Exhibit 14.1

Kaufman & Canoles, P.C. Two James Center, 14th Floor 1021 E. Cary St. Richmond, VA 23219 T (804) 771.5700 F (888) 360.9092 kaufCAN.com

September 20, 2017

Dogness (International) Corporation

Tongsha Industrial Estate, East District

Dongguan, Guangdong

People's Republic of China

Re: Dogness (International) Corporation Form F-1

Dear Sir:

We have acted as British Virgin Islands counsel for Dogness (International) Corporation, a British Virgin Islands corporation (the "Company"), in connection with the preparation and filing of the Company's registration statement on Form F-1 (Registration No. 333-_____) and all amendments thereto (as amended, the "Registration Statement"), as filed with the Securities and Exchange Commission (the "Commission") on September 20, 2017.

The Registration Statement relates to the offering (the "Offering") of (a) a minimum of 8,000,000 up to a maximum of 10,000,000 of the Company's shares of common stock, $0.002 par value per share (the "Shares"), (b) a minimum of 400,000 up to a maximum of 500,000 warrants to purchase one share of the Company's common stock each (the "Warrants"), and (c) a minimum of 400,000 up to a maximum of 500,000 Class A Common Shares underlying each of the Warrants upon exercise thereof (the "Warrant Shares").

In connection with this opinion, we have examined the Registration Statement and the prospectus contained therein (the "Prospectus"), the Company's Articles and Memorandum of Association, as amended to date, and the originals, or copies certified to our satisfaction, of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below (collectively, the "Documents"). We are relying (without any independent investigation thereof) upon an Officer's Certificate from an Officer of the Company, certifying to the truth and accuracy of the factual statements, covenants, representations and warranties set forth in the Documents. We have assumed the authenticity of the signatures and seals set forth in such Officer's Certificate. In addition, for all purposes of this opinion, as to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

The following opinion is given as to matters of British Virgin Islands law.

Based upon the foregoing and in reliance thereon, it is our opinion that:

(i)	The Company has taken all necessary action to authorize the execution, delivery and performance of the Document in accordance with its terms; and

(ii)	The issuance of the Shares has been duly authorized and, when and if delivered against payment therefor in accordance with the terms of the Offering described in the Registration Statement and any other resolutions adopted by the Board or a duly authorized committee thereof relating thereto, the Shares will be validly issued, fully paid and nonassessable.

(iii)	The Warrants to be issued in connection with the Offering have been duly authorized by all requisite corporate action of the Company and, when issued, will be legal, binding obligations of the Company under New York law, enforceable against the Company in accordance with their terms.

(iv)	The Warrant Shares have been duly authorized, and when issued upon exercise of the Warrants against payment of the exercise price in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ KAUFMAN & CANOLES, P.C.
KAUFMAN & CANOLES, P.C.